Exhibit 15.1

[Letterhead of BDO China Shu Lun Pan Certified Public Accountants LLP]

May 6, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by KBS Fashion Group Limited under Item 16F. Changes in Registrant’s Certifying Accountant of its Form 20-F dated May 2, 2016. We agree with the statements concerning our firm in such Form20-F; we are not in a position to agree or disagree with other statements of KBS Fashion Group Limited contained therein.

Very truly yours,

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP